Exhibit 3.23

ARTICLES OF ORGANIZATION

Limited Liability Company

Article 1.                Name of Limited Liability Company:  Kewaunee Fabrications, L.L.C.

Article 2.                The street address of the initial registered office is:

2307 Oregon Street
Oshkosh, Wisconsin 54901-2566

Article 3.                                                The name of the initial registered agent at the above registered office is:  Timothy M. Dempsey.

Article 4.                                                Select appropriate choice below.

Management of the limited liability company shall be vested in:

☒  a manager or managers.

OR

☐  its members.

Article 5.                                                Executed on September 27, 1996.

Name and complete address of each organizer:

1)	/s/ Timothy M. Dempsey
Timothy M. Dempsey
2307 Oregon Street
Oshkosh, Wisconsin 54901